UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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First California Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2010

Dear Stockholder:

We cordially invite you to attend the 2010 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 26, 2010, at 10:00 a.m. local time at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

We have enclosed the Notice of the 2010 Annual Meeting of Stockholders, the Proxy Statement, the Proxy Card and a postage prepaid return envelope.

At the meeting, stockholders will be asked to vote on the following proposals:

1. Election of Directors. To elect nine directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and have qualified.

2. Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010.

3. Shareholder Advisory (Non-Binding) Vote on Executive Compensation. To approve a non-binding advisory proposal on the Company’s executive compensation.

4. Other Business. To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

We will also report on our performance in 2009 and answer your questions regarding the Company.

The Board would also like to recognize our retiring director, Syble R. Roberts, for her many contributions to First California. Her wisdom and insight has been a valuable resource to us.

We look forward to seeing you at the meeting.

Sincerely,

Robert E. Gipson	C. G. Kum
Chairman of the Board	President and Chief Executive Officer

FIRST CALIFORNIA FINANCIAL GROUP, INC.

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

to be held Wednesday, May 26, 2010

The Annual Meeting of Stockholders of First California Financial Group, Inc. will be held on Wednesday, May 26, 2010, at 10:00 a.m. local time at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

At the Annual Meeting we will ask you to consider and act upon the following matters:

1.	Elect nine (9) directors to serve for a term of one year and until their successors are elected and qualified. The persons nominated by the Board of Directors (Richard D. Aldridge, Donald E. Benson, John W. Birchfield, Joseph N. Cohen, Robert E. Gipson, Antoinette T. Hubenette, M.D., C. G. Kum, Sung Won Sohn, Ph.D, and Thomas Tignino) are described in the accompanying Proxy Statement;

2.	To ratify the appointment of the accounting firm of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To approve a non-binding advisory proposal on the Company’s executive compensation; and

4.	To transact any other business that may properly be presented at the meeting and at any adjournments or postponements thereof.

If you owned Common Stock of First California Financial Group, Inc. on April 22, 2010, the record date, you are entitled to attend and vote at the Annual Meeting.

By Order of the Board of Directors,

3027 Townsgate Road Suite 300 Westlake Village, CA 91361 April 30, 2010	Joseph N. Cohen Corporate Secretary

YOUR VOTE IS VERY IMPORTANT, AND WE ENCOURAGE YOU TO VOTE YOUR PROXY AS SOON AS POSSIBLE. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING, AND YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

i

FIRST CALIFORNIA FINANCIAL GROUP, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

to be held Wednesday, May 26, 2010

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement and Proxy Card?

We sent you this Proxy Statement and the enclosed Proxy Card because you own shares of Common Stock of First California Financial Group, Inc., or First California or the Company. Your proxy is being solicited by the Board of Directors of First California. This Proxy Statement provides you with information that will help you cast your vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card.

When you sign the Proxy Card, you appoint each of John W. Birchfield, and Thomas Tignino, directors of First California, as your representatives at the Annual Meeting (that is, your proxies). Mr. Birchfield and Mr. Tignino will vote your shares at the Annual Meeting, as you have instructed them on your Proxy Card(s). If an issue comes up for vote at the Annual Meeting that is not on the Proxy Card, Mr. Birchfield or Mr. Tignino will vote your shares, under your proxy, in accordance with his judgment.

We first mailed this Proxy Statement, the attached Notice of Annual Meeting and the enclosed Proxy Card on or about April 30, 2010 to all stockholders entitled to vote. Stockholders who owned Common Stock on April 22, 2010 (the record date) are entitled to vote. On the record date, there were 28,182,048 shares of Common Stock outstanding.

We have enclosed our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The 2009 Form 10-K is not to be considered part of the soliciting materials.

What am I voting on?

We ask you to vote on the following proposals:

1.	To elect 9 directors.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To approve a non-binding advisory proposal on the Company’s executive compensation.

At the time this Proxy Statement was printed, we knew of no other matters to be acted on by the stockholders at the Annual Meeting.

How do I vote?

You may vote by mail

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct. If you return a signed Proxy Card but do not provide voting instructions, your shares will be voted “FOR” the election of the nominees for directors identified in this Proxy Statement, “FOR” the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and “FOR” the non-binding advisory proposal on the Company’s executive compensation.

You may vote by telephone or on the Internet

Stockholders can simplify their voting by voting their shares via telephone or the Internet. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on May 25, 2010.

You may vote in person at the Annual Meeting

You may attend the Annual Meeting and vote in person. If you hold your shares in “street name”, you must request a legal proxy from your stockbroker in order to vote at the meeting. Otherwise, we cannot count your votes.

May I revoke my proxy?

If you have returned your signed Proxy Card, you may revoke it at any time before it is exercised. You may revoke your Proxy Card in any one of three ways:

•	You may send in another Proxy Card with a later date;

•	You may notify First California Financial Group, Inc.’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How will shares I hold in street name be voted?

If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one Proxy Card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate Proxy Cards for each account. Please sign and return all Proxy Cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 28,182,048 votes may be cast on any matter, subject to cumulative voting for directors.

How many shares do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding shares of Common Stock on the record date of April 22, 2010 must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Accordingly, a quorum for our Annual Meeting is 14,091,025 votes.

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present at the meeting, or

•	has properly submitted a Proxy Card.

How many votes do I have?

You have one vote for each share of our Common Stock. In the election of directors, you are permitted to “cumulate” your votes.

What is “cumulative voting”?

Cumulative voting is a manner of voting in the election of directors in which each stockholder is entitled to a total number of votes equal to the number of directors to be elected multiplied by the number of votes the stockholder would have on a single matter. The number of votes a stockholder has on a single matter is the number of shares of Common Stock held by the stockholder on the record date. For example, if you hold 1,000 shares of Common Stock you are entitled to 9,000 total votes in the election of directors (9—the number of directors—multiplied by one vote per share of Common Stock, or 9,000 votes). You may use all of your votes for one nominee, or may distribute your votes among two or more nominees as you see fit.

Mr. Birchfield and Mr. Tignino (your proxies) may, in their discretion, cumulate votes with respect to the election of directors for shares with respect to which they have proxies.

How many votes are required for each of the proposals?

Proposal 1: Election of Directors

Directors must be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. If you do not vote for a particular nominee, or you withhold authority to vote for a particular nominee on your Proxy Card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2: Ratification of appointment of Moss Adams LLP

An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

Proposal 3: Non-binding advisory proposal on the Company’s executive compensation

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

•	FOR election as directors the 9 nominees named herein

•	FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010

•	FOR the approval of the non-binding advisory proposal on the Company’s executive compensation

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum.

Proposal 1: Election of Directors

Assuming that a quorum is present at the Annual Meeting, abstentions and broker non-votes have no effect on the election of directors.

Proposal 2: Ratification of appointment of Moss Adams LLP

Assuming that a quorum is present at the Annual Meeting, abstentions will have the same effect as votes against such proposal, and broker non-votes will not be counted as votes cast and will have no effect on the voting of this proposal.

Proposal 3: Non-binding advisory proposal on the Company’s executive compensation

Assuming that a quorum is present at the Annual Meeting, abstentions will have the same effect as votes against such proposal, and broker non-votes will not be counted as votes cast and will have no effect on the voting of this proposal.

Who will pay for the cost of this proxy solicitation?

We pay to distribute and solicit proxies and we reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses for forwarding proxy materials to stockholders. Our directors, officers and regular employees may solicit proxies in person, through mail, by telephone or through other means. We do not pay those individuals additional compensation for soliciting proxies.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copies by writing or telephoning us at the address below:

First California Financial Group, Inc.

Attention: Corporate Secretary

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write us at the address above to request delivery of a single copy of these materials in the future.

PROPOSAL 1

ELECTION OF DIRECTORS

Our by-laws state that the Board of Directors shall consist of from seven to thirteen members.

Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated nine of the ten current directors for re-election. Director Roberts notified the Board of Directors in April 2010 that she will not stand for re-election at the 2010 Annual Meeting. If you re-elect them, they will hold office until the next Annual Meeting and until their successors are duly elected and qualified. Each nominee has indicated that he or she is willing to serve as a director. If any nominee is unable to serve or for good cause will not serve, Mr. Birchfield or Mr. Tignino (your proxies) may vote for another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board of Directors may fill the vacancy until the next Annual Meeting and until such time as a successor is duly elected and qualified.

The following information is provided regarding the nominees as of March 31, 2010. All nominees are currently directors of First California and all, except Director Sohn, were duly elected at the 2009 Annual Meeting of Stockholders. Director Sohn was nominated to the board by the current directors to replace W. Douglas Hile, who retired from the board in 2009. The term “Mergers” used throughout this Proxy Statement refers to the reincorporation merger of National Mercantile Bancorp with and into its wholly-owned subsidiary, First California, which was immediately followed by the merger of FCB Bancorp with and into First California, which was completed on March 12, 2007. The term “the Bank” used throughout this Proxy Statement refers to First California Bank.

Richard D. Aldridge Director since 2007 Age 62

Mr. Aldridge served as the Vice Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. He was employed for 19 years by Weyerhaeuser Company in Longview, Washington, where he was a business manager. For the past 18 years, Mr. Aldridge has been the President and CEO of B & R Supply, Inc., an industrial tool distributor. Since 1990, he has held investments in multiple community banks and real estate in Ventura County. Mr. Aldridge also served as interim Chairman of the Board of FCB Bancorp from 1998 to 1999. Mr. Aldridge is the brother-in-law of John W. Birchfield.

We believe Mr. Aldridge’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors of FCB prior to the completion of the Mergers, his experience investing in community banks and real estate in geographic areas where we engage in commercial property lending and the experience he has acquired through his leadership roles at B&R Supply, Inc.

Donald E. Benson Director since 2006 Age 79

Mr. Benson served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Benson is Executive Vice President and a director of Marquette Financial Companies, Minneapolis, Minnesota, a financial services holding company (formerly Marquette Bancshares, Inc.). He has served in that position and in predecessor organizations since 1968. Mr. Benson is also a former director of MAIR Holdings, Inc., a commuter airline, and a current director of Mass Mutual Corporate Investors, a mutual fund, and Mass Mutual Participation Investors, a mutual fund.

We believe Mr. Benson’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors of National Mercantile prior to the completion of the Mergers, his previous experience in the public accounting profession, his extensive experience in the financial services industry and his experience serving on boards and committees of other entities.

John W. Birchfield Director since 2007 Age 58

Mr. Birchfield served as the Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company. Mr. Birchfield is the brother-in-law of Richard D. Aldridge. Mr. Birchfield currently serves as the Chairman of the Board for First California Bank.

We believe Mr. Birchfield’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors prior to the completion of the Mergers, his experience serving on boards and committees of other companies and his knowledge and experience in the real estate industry and knowledge of the markets we conduct business in.

Joseph N. Cohen Director since 2006 Age 64

Mr. Cohen served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Cohen has been President of American Entertainment Investors, Inc., a media financing and consulting firm, since February 1996 and a Principal of EFS Advisors, LLC, which co-manages an entertainment investment fund, since June 2006.

We believe Mr. Cohen’s qualifications to serve on our Board include his extensive knowledge of the Company and his experience serving on the board of directors of National Mercantile prior to the Mergers, as well as his knowledge of financial markets and knowledge and experience in the financial services industry.

Robert E. Gipson Director since 2007 Age 63

Mr. Gipson served as a director of National Mercantile from 1996 until the completion of the Mergers, and was Chairman of National Mercantile from June 1997 until the completion of the Mergers, and was Chairman of Mercantile National Bank from June 1997 to December 1998. Mr. Gipson is President of Alpha Analytics Investment Group, LLC, a registered investment advisor, and has served in that capacity since its organization in 1998. Mr. Gipson is Of Counsel to the law firm of Gipson Hoffman & Pancione and has been a lawyer with that firm since 1982. Mr. Gipson is also President of Corporate Management Group, Inc., a financial management company, since 1988. Mr. Gipson currently serves as Chairman of the Board for First California.

We believe Mr. Gipson’s qualifications to serve on our Board include his extensive knowledge of the Company and his experience serving on the board of directors of National Mercantile prior to the Mergers as well as his extensive experience in the financial services industry. In addition, Mr. Gipson’s background as a lawyer provides a unique perspective to the Board.

Antoinette T. Hubenette, M.D. Director since 2006 Age 61

Dr. Hubenette served as a director of National Mercantile from 1998 until the completion of the Mergers. Dr. Hubenette was President and a director of Cedars-Sinai Medical Group, Beverly Hills, California (formerly Medical Group of Beverly Hills), a physicians’ medical practice group, from 1994 to 2000. She has been a practicing physician since 1982. She continues in part-time practice of general internal medicine. Dr. Hubenette has served as a director of The Ensign Group, a long-term medical care company, since 2004.

We believe Dr. Hubenette’s qualifications to serve on our Board include her extensive knowledge of the Company and her experience serving on the board of directors of National Mercantile prior to the Mergers, as well as her experience serving on the boards and committees of other companies and the experience she acquired through her leadership roles at Cedars-Sinai Medical Group, Beverly Hills.

C. G. Kum Director since 2007 Age 55

C. G. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. Over the years, he has held management positions in corporate lending, special assets and credit administration with banks in Colorado and California.

Mr. Kum was appointed to his current position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank has grown from two branches and $100 million in total assets to 17 branches and $1.5 billion in total assets. He is a graduate of University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He is a past president of the board of directors of Community Bankers of California. Mr. Kum currently serves on the government relations council for the American Bankers Association and is a board member of the Ventura County Council, Boy Scouts of America.

We believe Mr. Kum’s qualifications to serve on our Board include his more than 30 years of experience in the banking industry. In addition, his day to day leadership, as President and Chief Executive Officer of the Bank, provide him with intimate knowledge of our operations and the markets we conduct business in.

Sung Won Sohn, Ph.D. Director since 2009 Age 65

Effective November 2, 2009, Sung Won Sohn, Ph.D., joined the Board of Directors of First California and its operating subsidiary, First California Bank. Previously, Dr. Sohn was President and Chief Executive Officer of Hanmi Financial Corporation from 2005 through 2007. Dr. Sohn also served as a director of Hanmi Financial Corporation and Hanmi Bank. He joined Norwest Bank Minneapolis in 1974 and held various positions of increasing responsibility focusing on macro-economic forecasting, monetary policy, asset-liability management and regulatory matters in relation to financial institutions. Dr. Sohn was later named senior vice president at the parent company, Norwest Corporation. After the acquisition of Wells Fargo by Norwest Corporation, Dr. Sohn was appointed Chief Economic Officer of the combined entity now known as Wells Fargo Banks. Dr. Sohn is currently the Martin V. Smith Professor at California State University, Channel Islands. He also serves as Vice Chairman of the board at Forever 21, a leading multi-national retailer, and sits on the board of directors for Claremont Graduate University and the Music Center in Los Angeles.

We believe Dr. Sohn’s qualifications to serve on our Board include his extensive financial and economic forecasting knowledge and experience, his experience serving on boards and committees of other companies, his experience at other financial services companies and the unique perspective he brings to various issues considered by the Board as a result of his academic background and accomplishments.

Thomas Tignino Director since 2007 Age 62

Mr. Tignino served as a director of FCB Bancorp from January 2006 until the completion of the Mergers. Mr. Tignino is the founder and managing partner of Tignino & Lutz LLP, a multi-service accountancy firm established in 1980. His firm specializes in audit, tax planning and compliance, estate planning and investment review. Mr. Tignino also served as a director of Los Robles Bank from 1988 to 2001. Mr. Tignino is a CPA, MBA and is a member of the AICPA tax division.

We believe Mr. Tignino’s qualifications to serve on our Board include his knowledge of the Company and his extensive experience with financial accounting matters as a practicing Certified Public Accountant. In addition, Mr. Tignino serves as the “audit committee financial expert” of the Audit Committee of the Board, as that term is defined in SEC Regulation S-K.

The Board of Directors unanimously recommends a vote “FOR” the election of the Board of Directors’ nominees.

CORPORATE GOVERNANCE; BOARD COMMITTEES

Director Independence

First California has identified as independent directors the following individuals currently serving on its Board of Directors: directors Aldridge, Benson, Birchfield, Cohen, Gipson, Hubenette, Roberts, Sohn and Tignino. In making this determination, First California applied Rule 5602(a)(5) of the Nasdaq Marketplace Rules. First California’s Board of Directors has an audit committee and compensation committee. It did not have a nominating committee until March 2009. Prior to such time, the entire Board effectively functioned as a nominating committee. First California has determined that the independent directors identified above also qualify as independent members of its audit, compensation and governance and nominating committees and fulfill the independence requirements in connection with the nomination of directors in accordance with Rule 5605 of the Nasdaq Marketplace Rules. Mr. Kum is also a member of the Board of Directors of First California but, as the president and chief executive officer of First California, he is not “independent.”

In making these determinations of independence, First California considered applicable Nasdaq Marketplace Rules and, with respect to members of its audit committee, SEC rules. In addition, with respect to Mr. Benson, First California considered employment relationships with affiliates of First California’s largest stockholders.

Board Leadership Structure and Risk Oversight

The Board is currently comprised of ten directors, nine of whom are independent directors, and Mr. Kum, our President and Chief Executive Officer. One of our independent directors, Mr. Gipson, serves as our non-executive Chairman of the Board. The Company believes that its largely independent Board provides useful oversight and allows the Board to fulfill its duties effectively. The Company believes that it is beneficial to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, the Company believes that the separation of the roles provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation of the roles also allows the Chairman of the Board to strengthen the Board’s independent oversight of the Company’s performance and governance standards.

The Board has delegated the primary responsibility for overseeing risk management for the Company to the Audit Committee of the Board of Directors, although the full Board remains actively involved in risk management. The Audit Committee receives quarterly comprehensive risk reports from the Company’s Chief Audit Executive/Chief Risk Officer, who is responsible for management of the internal audit, risk management and compliance programs of the Company. The Chief Audit Executive/Chief Risk Officer reports directly to the Audit Committee and also reports indirectly to the Chief Executive Officer for administrative purposes. In addition, at least quarterly, the full Board receives a report from the chairman of the Audit Committee, which report covers topics discussed at the Audit Committee meetings, The full Board also periodically discusses certain matters related to risk management with the Chief Audit Executive/Chief Risk Officer, Chief Executive Officer, Chief Financial Officer, Chief Credit Officer and other company officers as the Board deems appropriate. Further, the Board has delegated to each committee certain risk and risk management oversight responsibilities specific to each respective committee; for instance, the Compensation Committee considers risks that may result from changes in the Company’s compensation programs.

The Company believes that the foregoing structure and practices, when combined with the Company’s other governance policies and procedures, function extremely well in strengthening Board leadership, fostering cohesive decision-making at the Board level, improving problem solving and enhancing strategy formulation and implementation.

Board and Board Committees; Meetings

The Board of Directors met 14 times during fiscal year 2009. All directors attended at least 75% of all meetings of the Board of Directors and Board Committees on which he or she served in 2009.

The following information is provided regarding certain standing Committees of the Board of Directors during 2009.

Audit Committee

The Audit Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers. The Audit Committee’s current charter was approved by the Board of Directors on January 27, 2010. The Audit Committee charter is available on our website at www.fcalgroup.com. The Audit Committee consists of directors Birchfield (Chair), Cohen, Gipson, Roberts and Tignino. Director Sohn was appointed to the Audit Committee in March 2010. The Board of Directors has determined that all of the members of the Audit Committee are “independent” in accordance with applicable Nasdaq Marketplace Rules and SEC rules. The Board of Directors has also determined that Thomas Tignino is an “audit committee financial expert” as that term is defined in SEC Regulation S-K.

First California’s Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of First California’s subsidiaries.

The Audit Committee held twelve meetings during 2009.

Compensation Committee

The Compensation Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers. The Compensation Committee’s current charter was approved by the Board of Directors on March 24, 2010. The Compensation Committee charter is available on our website at www.fcalgroup.com. The members of the Compensation Committee are: directors Aldridge, Benson (Chair), Hubenette and Roberts, none of whom are executive officers of First California. The Board of Directors has determined that all members of the Compensation Committee are “independent” under the listing standards of the Nasdaq Stock Market, Inc.

The Compensation Committee recommends to the Board of Directors all elements of compensation for the executive officers and exercises the Board of Directors’ authority with respect to the implementation and administration of the executive compensation programs and policies of First California. The Compensation Committee also administers the restricted stock and stock option plans of First California. The Compensation Committee retained Amalfi Consulting, LLC as its independent compensation consultant for 2009 to advise on all matters related to compensation and general compensation programs and to improve the links between executive and senior officer compensation and performance. Amalfi Consulting, LLC was engaged by executive management, at the direction of the Compensation Committee, to advise the Compensation Committee on matters pertaining to compliance with the compensation rules of the Troubled Asset Relief Program—Capital Purchase Program, or the TARP-CPP, during 2009. In addition, as part of this engagement, the consultant worked with the Compensation Committee to develop an excessive and luxury expenditures policy, and to develop the list of the most highly compensated employees as described in the TARP-CPP regulations. Additionally, the Compensation Committee consults with C. G. Kum, First California’s President and Chief Executive Officer, on compensation matters.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

The Compensation Committee held eight meetings during 2009.

Governance and Nominating Committee

The Governance and Nominating Committee of the Board of Directors, or the GNC, was formed in March 2009. Accordingly, the Board of Directors did not have a standing nominating committee prior to March 2009. The members of the GNC are: directors Cohen, Hubenette (Chair), Roberts and Tignino, none of whom are executive officers of First California. The Board of Directors has determined that all members of the GNC are “independent” under the listing standards of the Nasdaq Stock Market, Inc.

Nominations Process

The GNC considers and develops governance standards for First California and establishes the requirements and qualifications for members of the Board. The GNC, in consultation with the Chief Executive Officer and the Chairman, also recommends candidates for nomination and election to the Board of Directors of First California and to the Board of Directors of First California Bank. The GNC operates under a charter which was approved by the Board of Directors on March 18, 2009. The GNC’s charter is available on our website at www.fcalgroup.com.

In identifying and recommending nominees for positions on the Board of Directors, the GNC places primary emphasis on the criteria set forth under “Selection of Directors—Criteria” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; and (6) the ability and skill set required and other relevant experience. The GNC periodically reviews the effectiveness of its policy for director nominations and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity.

The GNC does not set specific, minimum qualifications that nominees must meet in order for the GNC to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of First California and the composition of the Board of Directors. Members of the GNC may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

First California’s by-laws state that nominations for the election of individuals to the Board of Directors may be made by the Board of Directors or by any holder of our voting stock. Nominations, other than those made by the Board of Directors, must be made in writing. If a stockholder wishes to make such nominations, notice must be received by the Corporate Secretary of First California no less than 90 nor more than 120 days prior to the first anniversary date of the Annual Meeting for the preceding year. Any stockholders wishing to make a nomination to the Board of Directors must deliver a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of our stock owned by each proposed nominee, as reported to the nominating stockholders by such nominee(s), the information regarding each such nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, each such nominee’s signed consent to serve as a director of the Company if elected, and the nominating stockholders’ name and address and the number and class of all shares of each class of First California’s stock owned by the nominating stockholder. The Board may require any proposed nominee to furnish such other information as the Board may reasonably require to determine whether the proposed nominee(s) would be considered “independent” under the various rules and standards applicable to First California. If nominations to the Board of Directors are not made as outlined above, the Chairman of the meeting may disregard the nominations and instruct the inspectors of election to disregard all votes cast for such nominees.

The Governance and Nominating Committee engaged Amalfi Consulting, LLC to conduct a board governance assessment and director peer evaluation. This assessment was completed in early 2010 and the results provided to the Board of Directors in March 2010. No benchmarking or compensation analysis was included in this assessment.

The Governance and Nominating Committee held three meetings in 2009.

Director Attendance at Annual Meetings

The Board’s policy regarding director attendance at annual meetings of stockholders is that directors are required to attend. All of the directors except Director Benson attended the annual meeting of stockholders in 2009. First California does not reimburse directors for expenses related to attendance at annual meetings of stockholders.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company engaged the independent registered public accounting firm of Moss Adams LLP as our principal independent auditor to audit our financial statements for the fiscal years ended December 31, 2008 and 2009, and the Board of Directors, upon recommendation of its Audit Committee, has ratified the appointment of Moss Adams LLP to serve as its independent auditor for the fiscal year ending December 31, 2010. Representatives of Moss Adams LLP will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent auditor and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Moss Adams LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent First California Financial Group, Inc. specifically incorporates this Report by reference therein.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Management is responsible for First California Financial Group, Inc.’s (the “Company’s”) financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accountants are responsible for auditing those financial statements.

The Audit Committee’s responsibility is to monitor and review these processes and procedures. The Audit Committee has relied on the information provided and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with generally accepted accounting principles. The Audit Committee also relies on the opinions of the independent public accountants on the consolidated financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its consultations and discussions with management and the independent public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

The Audit Committee met and discussed with the independent public accountants the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61, as currently in effect. In addition, the Audit Committee has discussed with the independent public accountants their independence from the Company and has received the written letter from the independent public accountants as required by Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC.

The Audit Committee also met and discussed with the independent public accountants issues related to the overall scope and objectives of the audit, the Company’s internal controls and critical accounting policies, and the specific results of the audit. Management was present at all or some part of each of these meetings. Lastly, the Audit Committee met with management and discussed the engagement of Moss Adams LLP as the Company’s independent public accountants.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year 2009 filed with the Securities and Exchange Commission.

March 5, 2010

AUDIT COMMITTEE

John W. Birchfield, Chairman

Joseph N. Cohen

Robert E. Gipson

Syble R. Roberts

Thomas Tignino

INFORMATION ABOUT FIRST CALIFORNIA

COMMON AND PREFERRED STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table provides information as of April 22, 2010 regarding our Common Stock and our Series A Convertible Perpetual Preferred Stock, or “Series A Preferred Stock,” owned by: (i) each person we know to beneficially own more than 5% of the outstanding Common Stock or outstanding Series A Preferred Stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement; and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, to our knowledge each person identified in the table has sole voting and investment power with respect to the shares shown as beneficially owned. The Series A Preferred Stock is included in the table below; however, the Series A Preferred Stock is not entitled to vote at the Annual Meeting.

The Company also has issued and outstanding 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or “Series B Preferred Stock”. All of the Series B Preferred Stock was issued to the United States Department of the Treasury, or the Treasury, on December 19, 2008 in connection with the Company’s participation in the TARP-CPP. The Treasury is the beneficial owner of 100% of the issued and outstanding shares of Series B Preferred Stock, and therefore, no further disclosure with respect to the Series B Preferred Stock is contained in the table below. The Series B Preferred Stock is not entitled to vote at the Annual Meeting.

Except as indicated, the address of each person listed below is c/o First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

Name of Beneficial Owners	Amount of Beneficial Ownership of Common Stock(1)	Approximate Percentage of Outstanding Shares	Amount of Beneficial Ownership of Series A Preferred Stock(2)	Approximate Percentage of Outstanding Series A Preferred Stock(2)
Directors and Executive Officers:
Richard D. Aldridge(3)(4)	1,426,287	5.06%	0	*
Donald E. Benson(5)	85,248	*	0	*
John W. Birchfield(4)(6)	1,476,623	5.24%	0	*
Joseph N. Cohen(7)	12,622	*	0	*
Robert E. Gipson(7)	57,780	*	0	*
Antoinette T. Hubenette(7)	14,997	*	0	*
Syble R. Roberts(8)	410,203	1.46%	0	*
Sung Won Sohn, Ph.D.	—	*	0	*
Thomas Tignino(9)	22,867	*	0	*
C. G. Kum(10).	188,935	*	0	*
Romolo Santarosa(11)	54,177	*	0	*
Bradley R. Brown	—	*	0	*
Donald W. Macaulay(12)	1,000	*	0	*
Edmond Sahakian(13)	12,352	*	0	*
William Schack(14)	7,861	*	0	*
All directors and executive officers as a group (15 persons)(15)	2,902,297	10.30%	0	*

Greater than 5% stockholders not listed above:
James O. Pohlad(16)	1,066,107	3.78%	334	33.4%
Robert C. Pohlad(16)	1,066,107	3.78%	333	33.3%
William M. Pohlad(16)	1,066,107	3.78%	333	33.3%
Total Pohlad Family	3,198,321	11.35%	1,000	100%

*	Represents less than 1%.

(1)	Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of April 22, 2010 and shares of restricted Common Stock are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the liquidation preference of $1,000 and any accumulated dividends thereon, divided by 5.63.

(3)	This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee. Includes 15,815 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(4)	This figure includes 868,655 shares held in trusts for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 868,655 shares are held as follows: 679,531 shares are held in the James O. Birchfield 1995 Trust, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 47,281 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.

(5)	This figure includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010. 64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.

(6)	This figure includes 66,234 shares held by the Shane O. Birchfield Trust and 43,893 shares held by the Garrett W. Birchfield Trust, of which John W. Birchfield is the sole trustee. This figure also includes 15,815 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(7)	Includes 2,500 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options, and 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(8)	Includes 15,815 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options, and 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(9)	Includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, and 3,045 shares which vest in three equal installments beginning on February 25, 2010.

(10)	Includes 113,589 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options and 13,805 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(11)	Includes 43,707 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options and 5,485 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(12)	Includes 1,000 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options.

(13)	Includes 7,802 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options and 4,200 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(14)	Includes 4,696 shares that may be acquired within 60 days of April 22, 2010 upon exercise of stock options and 3,165 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010.

(15)	The 868,655 shares beneficially owned by each of Richard D. Aldridge and John W. Birchfield, in their capacities as co-trustees of the James O. Birchfield trusts discussed in footnote (4) above, are included only once for purposes of this figure.

(16)	The business address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with and filed in a timely manner during 2009.

EXECUTIVE OFFICERS

Executive Officers

The table below sets forth our current executive officers, their ages as of March 31, 2010, and their positions.

Name	Age	Position
C. G. Kum	55	Director, President and Chief Executive Officer of the Company and the Bank
Romolo Santarosa	53	Executive Vice President and Chief Financial Officer of the Company and the Bank
Bradley Brown	45	Executive Vice President and Chief Audit Executive and Chief Risk Officer of the Bank
Donald Macaulay	60	Executive Vice President and Manager of the Business Banking Division of the Bank
Edmond Sahakian	46	Executive Vice President and Manager of the Retail Banking Division of the Bank
William Schack	47	Senior Vice President and Chief Credit Officer of the Bank

As used throughout this Proxy Statement, the term “executive officer” means our President and Chief Executive Officer, our Executive Vice President and Manager of the Retail Banking Division, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Audit Executive and Chief Risk Officer, our Senior Vice President and Chief Credit Officer and our Executive Vice President, Manager of the Business Banking Division. Our Chairman of the Board, Corporate Secretary and other Vice Presidents are not executive officers.

Biographical Information Regarding Our Executive Officers

C. G. Kum, Director, President and Chief Executive Officer. Mr. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. He served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado from 1984 until 1987. Mr. Kum then served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. Mr. Kum moved to California in 1993 and served as Executive Vice President and Chief Credit Officer of City Commerce Bank from 1993 until 1999.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total combined assets of $1.5 billion and 17 branches of First California as of December 31, 2009. He is a graduate of the University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06.

Romolo Santarosa, Executive Vice President and Chief Financial Officer. Mr. Santarosa began his banking career in 1991 with Shawmut National Corporation in Hartford, Connecticut as its Controller. In 1995, Mr. Santarosa moved to Los Angeles and joined Sanwa Bank California, serving as Controller until 1997. He then served as Chief Financial Officer of Southern Pacific Bank from 1997 until 2000, of Eldorado Bancshares, Inc. from 2000 to 2001, and of Treasury Bank, N.A. from 2001 to 2002.

Mr. Santarosa joined First California Bank in November 2002 as a member of Executive Management responsible for finance, accounting, investor relations, technology and bank operations. Mr. Santarosa has been an integral part of the Bank’s growth and success in the past eight years.

A native of western New York, Mr. Santarosa graduated from Ithaca College in 1978 and joined the Buffalo office of Price Waterhouse to begin his career in public accounting with a focus in banking, insurance and venture capital clients. He subsequently transferred to the Hartford office of Price Waterhouse in 1985. Mr. Santarosa is a certified public accountant in New York and Connecticut. In addition, he is a member of the American Institute of CPA’s, the California State Society of CPA’s, a former chairman of the Finance and Accounting Commission of the Bank Administration Institute and a Director of Data Center, Inc., a full-service bank technology company.

Bradley Brown, Executive Vice President and Chief Audit Executive and Chief Risk Officer. Mr. Brown began his banking career in 1988 at Manufacturers Bank, Los Angeles in the internal audit department. Mr. Brown joined Pacific Capital Bancorp as an audit officer in 1992 and was promoted to Senior Vice President and Director of Internal Audit in 1999. In 2008, Mr. Brown was promoted to Executive Vice President and Chief Audit Executive and Chief Risk Officer. Mr. Brown left Pacific Capital Bancorp to join First California Bank in March 2010 as Executive Vice President and Chief Audit Executive and Chief Risk Officer.

Mr. Brown received his bachelor’s degree in business administration from University of Wisconsin-Eau Claire and is a graduate of the BAI Graduate School of Banking and the ABA Graduate School of Compliance Management. Mr. Brown is a Certified Internal Auditor, Certified Bank Auditor, Certified Financial Services Auditor and a Certified Risk Professional.

Donald Macaulay, Executive Vice President and Manager of the Business Banking Division. Mr. Macaulay began his banking career in 1976 at Cape Cod Bank and Trust in Massachusetts, where he assumed positions of increasing responsibilities, including regional loan manager, overseeing ten loan offices. He was also an area president managing the west coast region of Florida for SouthTrust Bank, which was acquired by Wachovia Corporation. Mr. Macaulay also served as an area president at First Community Bancshares, responsible for the Virginia and North Carolina markets. Most recently, from 2003 through 2005, he held management positions with Union Bank of California and from 2005 until joining First California Bank, he served as senior vice president/business banking manager at Community West Bank, both in the Southern California area. Mr. Macaulay joined First California Bank in January 2009 as Executive Vice President and Manager of the Business Banking Division.

Mr. Macaulay received his bachelor’s degree in business administration from Bryant University in Rhode Island and is a graduate of the Williams College School of Banking.

Edmond Sahakian, Executive Vice President and Manager of the Retail Banking Division. Mr. Sahakian began his banking career with Home Savings of America in 1986 where he progressed to the position of Vice President Retail Banking Manager until 1997. Mr. Sahakian held management positions with California Federal Bank and Countrywide Home Loans from 1997 to 2001. In 2001, Mr. Sahakian rejoined California Federal Bank and served as a Vice President during their subsequent acquisition in 2002 by Citibank. Mr. Sahakian led the successful integration efforts for the Central Coast Region for Citibank. In 2004, Mr. Sahakian joined First California Bank as Senior Vice President, Manager of the Retail Banking Division.

Mr. Sahakian received his bachelor’s degree from California State University, Northridge and is a graduate of the Pacific Coast Banking School at the University of Washington.

William Schack, Senior Vice President and Chief Credit Officer. Mr. Schack began his banking career in 1984 as an internal auditor for Crocker National Bank, followed by several years as a senior examiner for the Office of Thrift Supervision. Mr. Schack held various management positions at First Los Angeles Bank and at Western Federal Savings Bank with responsibilities in special assets and credit administration. Mr. Schack joined First Bank of Beverly Hills in 1997 as senior vice president and chief credit officer and was subsequently promoted to chief operating officer and chief financial officer. From 2001 to 2005, Mr. Schack served as managing director and deputy chief credit officer of Imperial Capital Bank. In 2005, Mr. Schack joined First California Bank as senior vice president of credit administration and was promoted to his current position in 2009.

Mr. Schack received his bachelor’s degree from the University of California, Los Angeles, and his MBA from the University of Southern California.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, or the ARRA, requires the Company, during the period in which any obligation arising from the Company’s participation in the TARP-CPP remains outstanding, to submit to the Company’s stockholders a non-binding vote on the compensation of the Company’s executive officers, as described in the section entitled “Executive Compensation” below, including the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “say-on-pay proposal”, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program. Accordingly, stockholders of the Company are being asked to approve the following resolution:

“RESOLVED, that the stockholders of First California Financial Group, Inc. hereby approve the compensation of executive officers as described under the heading “Executive Compensation,” including the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure, in this Proxy Statement.”

This vote shall not be binding on the Board of Directors and will not be construed as overruling a decision by the Board nor create or imply any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote “FOR” the resolution, “AGAINST” the resolution or “ABSTAIN” from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions will have no effect on the voting. The Board of Directors believes that the compensation practices of the Company are designed to accomplish the objectives of the Compensation Committee’s compensation philosophy, and are appropriately aligned to the long-term success of the Company and the interests of its stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Named Executive Officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains summary compensation information for the fiscal years ended December 31, 2009 and 2008 with respect to (i) C. G. Kum, our President and Chief Executive Officer, and (ii) Romolo Santarosa and Edmond Sahakian, our two other most highly compensated executive officers for the year ended December 31, 2009. Such executive officers are referred to in this item as the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
C. G. Kum,	2009	$432,266	—	$68,059	$68,450	—	—	$98,718	$667,493
President and Chief Executive Officer	2008	$410,938	—	—	$66,591	$160,000	—	$93,564	$731,093

Romolo Santarosa,	2009	$246,391	—	$27,041	$27,039	—	—	$51,672	$352,143
Executive Vice President and Chief Financial Officer	2008	$234,703	—	—	$29,595	$56,800	—	$53,982	$375,080

Edmond Sahakian,	2009	$193,292	—	$20,706	$20,701	—	—	$19,564	$254,263
Executive Vice President and Manager of the Retail Banking Division	2008	$178,333	—	—	$29,595	$40,000	—	$13,437	$261,365

(1)	Amounts shown in this column were granted in the year noted but earned in respect of the preceding year. The amounts shown in this column represent the fair value of stock and option awards issued during the year(s) shown. The assumptions made in calculating these values are disclosed in Note 16 of our Consolidated Financial Statements included in our 2009 Form 10-K.

(2)	Amounts shown in this column were earned in the year noted and awarded under the Company’s annual incentive plans but paid in the following year. For Mr. Kum, the non-equity incentive plan awards were determined as a percentage of the Company’s net profit. For Mr. Santarosa and Mr. Sahakian, the non-equity incentive plan awards were determined as a percentage of base salary. See “—Description of Non-equity Incentive Plan” below.

(3)	This column represents the interest earnings and distributions for the fiscal year on compensation that is deferred on a basis that is not tax-qualified.

(4)	The amounts reflect for each named executive officer (1) matching contributions made by the Company pursuant to its 401(k) Plan, (2) the economic benefit reported as income to each named executive officer attributable to the split-dollar life insurance policies owned by the Company with respect to such named executive officer, (3) premiums associated with group term life insurance and health insurance policies, and (4) the incremental cost of perquisites including the value of the monthly amounts paid to the named executive officers for the use of personally owned automobiles and the amounts paid by the Company on behalf of each named executive officer with respect to club memberships and overnight lodging. This column also includes the total annual change in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each named executive officer. For 2009, these amounts were: C. G. Kum, $58,805; and Romolo Santarosa, $26,352. For 2008, these amounts were: C. G. Kum, $50,936; and Romolo Santarosa, $23,198. See “Employment Agreements and Other Factors Affecting 2009 Compensation” below for more information on the salary continuation agreements.

Employment Agreements and Other Factors Affecting 2009 Compensation

Modification of Compensation Arrangements as a Result of TARP-CPP

In connection with the Company’s participation in TARP-CPP, the Company’s named executive officers have entered into written agreements with the Company pursuant to which they have agreed to certain modifications to compensation, bonus, incentive and other benefit plans, arrangements, agreements, including severance and employment agreements (“Benefit Plans”). The modification to the Benefit Plans are intended to comply with the requirements for executive compensation set forth in the Emergency Economic Stabilization Act of 2008, or EESA, pursuant to which TARP-CPP was authorized. These agreements modify Benefit Plans in the following ways: (1) the payment of golden parachutes to the named executive officers is prohibited; (2) any bonus and incentive compensation paid to a named executive officer is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; and (3) compensation incentives for named executive officers to take unnecessary and excessive risks that threaten the value of the Company are prohibited.

In addition, EESA, as subsequently amended by ARRA in February 2009, imposes additional limitations on executive compensation which will apply for so long as any obligation arising from the Company’s participation in TARP-CPP remains outstanding. The following are some key features of the new executive compensation restrictions in ARRA and the Treasury Regulations issued thereunder:

•

ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment or any accrual of any “bonus, retention award, or incentive compensation” to the Company’s “most highly-compensated employee” for so long as any obligation arising from the Company’s participation in TARP-CPP remains outstanding. The prohibition does not apply to certain long-term restricted stock grants or bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009. The “most highly-compensated employee” is identified in accordance with the SEC proxy disclosure rules.

•

Limited amount of restricted stock excluded from bonus prohibition. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all TARP-CPP-related obligations have been satisfied, and any other conditions which the U.S. Treasury may specify have been met.

•

Shareholder “say-on-pay” vote required. ARRA requires every company receiving TARP-CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s Proxy Statement. ARRA directs the SEC to adopt regulations within 1 year to implement say-on-pay. The Company has included a “say-on-pay” proposal as Proposal 3 in this Proxy Statement.

•

Stricter restrictions on “golden parachute” payments. EESA generally limited “golden parachute” payments to senior executives to three times the executives’ base compensation. ARRA generally prohibits any acceleration of vesting or payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason or due to a change in control for as long as any TARP-CPP-related obligations remain outstanding.

•

Broader bonus clawback requirements. EESA required TARP-CPP-participating companies to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly-compensated employees in addition to the senior executive officers.

•

Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits TARP-CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings to enhance the compensation of any of its employees.

•

Board compensation committee required. ARRA requires TARP-CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans.

•

New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded TARP-CPP-participating company to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company’s annual filings with the SEC (i.e. in its Annual Report on Form 10-K or Proxy Statement).

•

Policy on luxury expenditures. ARRA requires each TARP-CPP-participating company to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•

Treasury review of prior payments. ARRA directs the U.S. Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving TARP-CPP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP-CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with TARP-CPP or otherwise in conflict with the public interest.

In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

•	$500,000 annual deduction limit. Like EESA, ARRA prohibits TARP-CPP participants from deducting for tax purposes annual compensation paid to senior executive officers in excess of $500,000.

•

No excessive risks. Like EESA, ARRA requires the U.S. Treasury to implement limits on compensation that exclude incentives for senior executive officers of a TARP-CPP-participating company to take unnecessary and excessive risks that threaten the value of the company for as long as any TARP-CPP-related obligation remains outstanding. ARRA requires semi-annual compensation committee review and certification of the risk characteristics of a company’s incentive compensation arrangements.

The Company has already implemented the requirements of EESA and ARRA.

Employment Arrangements with C. G. Kum

The following is a description of all written employment arrangements between the Company and C. G. Kum. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with C. G. Kum. In March 2003, First California Bank entered into a salary continuation agreement with Mr. Kum, which was subsequently amended in December 2008. Upon retirement at or after age 65 for reasons other than death, the agreement provides for a maximum annual benefit of $160,471 paid in equal monthly installments, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by the Bank prior to normal retirement. If Mr. Kum leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Kum leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Kum in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Kum’s termination of employment due to disability, Mr. Kum will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 17 years. Upon a change in control, followed within 12 months by Mr. Kum’s termination of employment for reasons other than death, disability or retirement, Mr. Kum will receive a lump sum amount of $1,488,723 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Kum may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with C. G. Kum. First California Bank also entered into split-dollar life insurance agreements with Mr. Kum in March 2003, which was subsequently amended in December 2008 and again in December 2009. In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Kum. Pursuant to the terms of that agreement, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Kum’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Kum is entitled to receive a minimum of $1.5 million and a maximum of $2.0 million of the total proceeds, with the Company entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.4 million for these policies. At December 31, 2009, the cash surrender value of the policies was $1.8 million and the total death benefit was $4.1 million.

Employment Agreement with C. G. Kum. Concurrently with execution of the Merger Agreement on June 15, 2006, First California and Mr. Kum entered into an employment agreement that provides that Mr. Kum would serve First California as Chief Executive Officer commencing with the closing of the Mergers. Pursuant to the employment agreement, Mr. Kum receives an annual base salary of $375,000 (subject to review and increase commencing in 2008) and a bonus based on First California’s net earnings, with the total bonus not to exceed 150% of the base salary. Additionally, Mr. Kum was granted an option to purchase 100,000 shares of First California Common Stock on Mr. Kum’s start date with an exercise price equal to the fair market value on the date of grant. Either First California or Mr. Kum may terminate his employment at any time with or without “cause” (as defined in the employment agreement). If First California terminates his employment without cause, Mr. Kum will be entitled to 18 months of health insurance coverage and severance, as follows: the severance will be 50% of his then current salary if at least 70% of the Board members vote for such termination; if less than 70% of the Board members vote for such termination, the severance will be 150% of his then current salary plus 150% of the average of his bonuses for the two preceding years. If within 18 months following a change in control, Mr. Kum’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Kum will receive the greater of two times his then current salary or 2.99 times his average salary and bonus over the prior five years, provided that in no event can the payment exceed the golden parachute limitation under Section 280G of the Internal Revenue Code.

Employment Arrangements for Romolo Santarosa

The following is a description of all written employment arrangements between the Company and Romolo Santarosa. All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with Romolo Santarosa. In May 2006, First California Bank entered into a salary continuation agreement with Mr. Santarosa, which was subsequently amended in December 2008. Upon retirement at or after age 65 for reasons other than death, the agreement provides for an annual benefit of $85,000, which will be paid over the lesser of 15 years or such shorter period of time based upon the number of years that Mr. Santarosa is employed by the Bank prior to normal retirement. If Mr. Santarosa leaves the Company’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause”

(as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Santarosa leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement. The amount to be paid under the agreement to Mr. Santarosa in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment. Upon Mr. Santarosa’s termination of employment due to disability, Mr. Santarosa will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 15 years. Upon a change in control, followed within 12 months by Mr. Santarosa’s termination of employment for reasons other than death, disability or retirement, Mr. Santarosa will receive a lump sum amount of $792,660 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Santarosa has no rights under the agreement beyond those of a general creditor of the Company, and there are no specified assets set aside by the Company in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. While receiving benefits under the agreement, Mr. Santarosa may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with Romolo Santarosa. First California Bank also entered into split-dollar life insurance agreements with Mr. Santarosa in July 2003 and May 2006, which was subsequently amended in December 2008. In connection with these agreements, First California Bank acquired life insurance policies with respect to Mr. Santarosa. Pursuant to the terms of those agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Pursuant to the terms of one of the split-dollar life insurance agreements, upon Mr. Santarosa’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Santarosa is entitled to receive $850,000 of the total proceeds, with the Company entitled to the balance. Under the other split-dollar life insurance agreement, a beneficiary designated by Mr. Santarosa will receive $400,000 upon Mr. Santarosa’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Santarosa’s employment with the Company by any reason other than disability. The Bank paid aggregate premiums in 2002 and 2006 amounting to $673,000 for these policies. At December 31, 2009, the cash surrender value of the policies was $816,000 and the total death benefit was $2.2 million.

Change of Control Agreement with Romolo Santarosa. The Company also entered into a change of control agreement with Mr. Santarosa in December 2009. The principal terms of the change in control agreement include the payment of two times Mr. Santarosa’s average annual compensation, including base salary and bonus, over the prior three years in the event he is terminated without cause or he terminates his employment for good reason within the twelve-month period following a change in control of the Company. The amount of the change in control payments is subject to reduction to the extent such amount is subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986. In addition, these change in control benefits are subject to the limitations imposed upon the Company under Section 111(b) of EESA, as amended by ARRA. EESA prohibits the payment of any golden parachute benefits to the Company’s senior executive officers and its next five most-highly compensated employees for so long as any obligation owed to the Treasury that arises from any financial assistance to the Company from Treasury under TARP remains outstanding. On December 19, 2008, the Company sold to Treasury 25,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share par value $0.01 per share, and a ten-year warrant to purchase initially up to 599,042 shares of the Company’s common stock, par value $0.01 per share, at an exercise price of $6.26 per share, for an aggregate purchase price of $25 million in cash.

Employment Arrangements for Edmond Sahakian

The following is a description of all written employment arrangements between the Company and Edmond Sahakian.

Split Dollar Agreement with Edmond Sahakian. First California Bank entered into a split-dollar life insurance agreement with Mr. Sahakian in May 2006, which was subsequently amended in December 2008. In connection with this agreement, First California Bank acquired life insurance policies with respect to Mr. Sahakian. Pursuant to the terms of the agreement, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Pursuant to the terms of the split-dollar life insurance agreement, a beneficiary designated by Mr. Sahakian will receive $100,000 upon Mr. Sahakian’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Sahakian’s employment with the Company by any reason other than disability. The Bank paid aggregate premiums in 2006 amounting to $174,000 for these policies. At December 31, 2009, the cash surrender value of the policies was $204,000 and the total death benefit was $584,000.

Change of Control Agreement with Edmond Sahakian. The Company entered into a change of control agreement with Mr. Sahakian in December 2009. The principal terms of the change in control agreement include the payment of 1.5 times Mr. Sahakian’s average annual compensation, including base salary and bonus, over the prior three years in the event he is terminated without cause or he terminates his employment for good reason within the twelve-month period following a change in control of the Company. The amount of the change in control payments is subject to reduction to the extent such amount is subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986. In addition, these change in control benefits are subject to the limitations imposed upon the Company under Section 111(b) of EESA, as amended by ARRA. EESA prohibits the payment of any golden parachute benefits to the Company’s senior executive officers and its next five most-highly compensated employees for so long as any obligation owed to the Treasury that arises from any financial assistance to the Company from Treasury under TARP remains outstanding. On December 19, 2008, the Company sold to Treasury 25,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share par value $0.01 per share, and a ten-year warrant to purchase initially up to 599,042 shares of the Company’s common stock, par value $0.01 per share, at an exercise price of $6.26 per share, for an aggregate purchase price of $25 million in cash.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year End

Prior to the Mergers, National Mercantile had three outstanding equity incentive plans: the National Mercantile Bancorp 2005 Stock Incentive Plan, the Amended 1996 Stock Incentive Plan and the 1994 Stock Option Plan. Prior to the Mergers, FCB Bancorp had the FCB Bancorp 2005 Stock Option Plan. Equity awards held immediately prior to the completion of the Mergers by Mr. Kum and Mr. Santarosa were issued under the FCB Bancorp 2005 Stock Option Plan. The plans are described below. All outstanding equity incentive plans were assumed by First California in connection with the Mergers. At the effective time of the Mergers, each outstanding option to purchase shares of National Mercantile, vested or unvested, was converted into an option to acquire an equal number of shares of First California Common Stock at an exercise price per share equal to the exercise price per share of such National Mercantile option, and each outstanding option to purchase shares of FCB Bancorp, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp option plan immediately prior to the effective time of the Mergers and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2009, the outstanding awards under these plans consisted of both stock options and restricted stock. At December 31, 2009, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to these plans was 828,412 shares, and the number of shares of Common Stock remaining available for future issuance under these plans was 476,630 shares.

The following table sets forth the outstanding equity awards consisting solely of stock options to purchase shares of First California held by each of the named executive officers as of December 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Expiration Date
C. G. Kum	4,500	18,000	(7)	$6.75	6/18/2016
	0	100,000	(1)	$9.00	3/12/2015
	5,968	11,936	(2)	$11.73	3/1/2014
	16,114	0	(3)	$11.32	4/23/2012
	17,904	0		$6.29	6/19/2011
	11,936	5,968	(5)	$11.73	4/14/2011
	0	36,990	(4)	$4.93	2/25/2017

Romolo Santarosa	2,000	8,000	(7)	$6.75	6/18/2016
	8,000	12,000	(6)	$9.00	6/6/2015
	2,984	5,968	(2)	$11.73	3/1/2014
	8,057	0	(3)	$11.32	4/23/2012
	1,791	0		$6.29	6/19/2011
	5,968	2,984	(5)	$11.73	4/14/2011
	0	14,695	(4)	$4.93	2/25/2017

Edmond Sahakian	778	1,550	(2)	$11.73	3/01/2014
	2,000	8,000	(7)	$6.75	6/18/2016
	0	11,250	(4)	$4.93	2/25/2017

(1)	Stock option vests in three equal annual installments beginning on March 12, 2010. This stock option was repriced on June 18, 2008 from an exercise price of $13.10 per share to $9.00 per share; all other terms of the stock option remained the same. The closing price of the Common Stock on June 18, 2008 was $7.90 per share.

(2)	Stock option vests in three equal annual installments beginning on March 1, 2009.

(3)	Stock option vested on April 23, 2009.

(4)	Stock option vests in five equal annual installments beginning on February 25, 2010.

(5)	Stock option vests in three equal annual installments beginning on April 14, 2008.

(6)	Stock option vests in five equal annual installments beginning on June 6, 2008. This stock option was repriced on June 18, 2008 from an exercise price of $12.27 per share to $9.00 per share; all other terms of the stock option remained the same. The closing price of the Common Stock on June 18, 2008 was $7.90 per share.

(7)	Stock option vests in five equal annual installments beginning on June 18, 2009.

Description of Stock Incentive Plans

The following is a description of First California’s stock incentive plans for which stock options and restricted stock granted under such plans were outstanding at December 31, 2009. All awards that have been issued during 2009 have been issued pursuant to the First California 2007 Omnibus Equity Incentive Plan.

First California 2007 Omnibus Equity Incentive Plan

In June 2007, the Board of Directors and the Company’s stockholders approved the First California 2007 Omnibus Equity Incentive Plan, or First California Plan. The First California Plan authorizes the issuance of awards for up to 1,000,000 shares of the Company’s Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The First California Plan is administered and interpreted by the Compensation Committee. The Compensation Committee selects the officers and other employees to receive awards, determines the types of awards and number of shares to be awarded to them and sets the terms, conditions and provisions of the awards consistent with the terms of the First California Plan. The Compensation Committee may establish rules for the administration of the First California Plan. All actions, interpretations and determinations made by the Compensation Committee shall be final and conclusive and binding.

At December 31, 2009, outstanding awards under the First California Plan consisted of both stock options and restricted stock. Restricted stock granted to non-employee directors vests over three years in three equal annual installments. Restricted stock granted to employees generally vests over five years in five equal annual installments. Stock options granted to Key Persons (as defined in the First California Plan) may be either incentive stock options, or ISOs, under the provisions of Section 422 of the Internal Revenue Code, or the Code, or options that are not subject to the provisions of Section 422 of the Code, or Nonqualified Options. Options entitle the recipient to purchase shares of Common Stock at the exercise price specified in the award agreement. The Compensation Committee at its discretion determines the number of option shares, the term of the option, the exercise price, vesting schedule and any other terms and conditions. The exercise price per share of Common Stock covered by an option will not be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine the periods during which the options will be exercisable. However, no ISO will be exercisable more than 10 years after the date of grant. The Compensation Committee may impose restrictions, as it deems advisable on the shares acquired pursuant to the exercise of an option, including but not limited to requiring the recipient to hold the shares acquired pursuant to the exercise for a specified period of time.

The Board or the Compensation Committee may amend or terminate the First California Plan, provided that no amendment that requires stockholder approval under Delaware law, the listing requirements of The Nasdaq Stock Market, Inc., or in order for the First California Plan to continue to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code shall be effective unless it is approved by the requisite vote of stockholders. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent. Absent such early termination by the Board or the Compensation Committee, the First California Plan will terminate in 2017.

At December 31, 2009, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the First California Plan was 337,665 shares, and the number of shares of Common Stock remaining available for future issuance under the First California Plan was 476,630 shares. At December 31, 2009, the number of shares of Common Stock issued as restricted stock awards granted under these plans and not yet vested was 174,794.

First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan)

The National Mercantile Bancorp 2005 Stock Incentive Plan, or the NMB Plan, was assumed by First California in connection with the Mergers and renamed the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2009, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the NMB Plan was 189,728 shares, and the number of shares of Common Stock remaining available for future issuance under the NMB Plan was zero shares. The NMB Plan will terminate on March 24, 2015, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The Company does not intend to issue any additional awards pursuant to this plan.

First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan)

The National Mercantile Bancorp Amended 1996 Stock Incentive Plan, or the 1996 Plan, as amended on June 6, 2002 and which terminated in April 2005, was assumed by First California in connection with the Mergers and renamed the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan. The 1996 Plan provided for the grant of either incentive stock options or non-qualified stock options covering up to an aggregate of 835,638 shares of National Mercantile common stock. Each outstanding option to purchase shares of National Mercantile common stock was converted into an equal number of options to acquire a number of shares of First California Common Stock.

At December 31, 2009, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the 1996 Plan was 87,752 shares, and the number of shares of Common Stock remaining available for future issuance under the 1996 Plan was zero shares.

First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan)

The FCB Bancorp 2005 Stock Option Plan, or the FCB Bancorp Plan, was assumed by First California in connection with the Mergers and renamed the First California Financial Group, Inc. FCB 2005 Stock Option Plan. At the effective time of the Mergers, each outstanding option to purchase shares of FCB Bancorp common stock, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp Plan immediately prior to the effective time and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2009, the number of shares of Common Stock issuable upon exercise of outstanding options granted pursuant to the FCB Bancorp Plan was 213,267 shares, and the number of shares of Common Stock remaining available for future issuance under the FCB Bancorp Plan was zero shares. The FCB Bancorp Plan will terminate on May 19, 2015. The Company does not intend to issue any additional awards pursuant to this plan.

Non-Qualified Deferred Compensation

National Mercantile Deferred Compensation Plan

Prior to the Mergers, National Mercantile’s Deferred Compensation Plan sought to provide specified benefits to a select group of management or highly compensated employees who contributed materially to the growth, development and future business of the company. The plan allowed eligible participants to select a certain amount of their annual compensation to be set aside in an interest-bearing account at an annual rate equal to prime plus 150 basis points with a maximum rate of 9% and a minimum rate of 5%. Upon the participant’s termination of employment and subject to a six month delay in distributions under Internal Revenue Code Section 409A, National Mercantile would pay the participant the sum of all amounts and interest accrued in monthly installments for up to five years or in one lump sum payment, to be selected by the participant. If, however, the participant was terminated for cause, all interest accrued would be eliminated and the participant would receive only the amount of compensation deferred. We suspended participation and contributions to this plan in 2007. In June 2009, this plan was terminated and participant’s account balances as of June 2010 will be distributed to the plan participants.

Description of Non-equity Incentive Plan

The Company awards annual cash incentive bonuses to certain of its employees, including the named executive officers, under the Company’s incentive compensation program. In paying annual cash bonuses, the

Company seeks to align the compensation of the named executive officers and other employees with performance. Accordingly, the payment of the annual cash bonus depends on the achievement of the Company’s net profit target, as approved by the Board of Directors for a given year. The Board of Directors sets the net profit target after taking into account, among other things, expected growth in loans, deposits and total assets. Under the incentive compensation program, an employee in good standing is eligible to receive a bonus calculated as a percentage of salary and as a percentage of net profit for the chief executive officer. A threshold cash bonus amount occurs when the Company achieves 85% of the net profit goal with an upper limit of 115%. The threshold cash bonus amount is deducted from the net profit goal before measuring the percentage achievement. The Board of Directors, under the incentive compensation program, has the discretion to award a lower cash bonus than may have been received in respect of any particular year. The payment of annual cash bonuses generally occurs in March of each year in respect of achievements of the prior fiscal year. However, because the Company did not achieve the net profit target for the year ended December  31, 2009, no cash bonus was paid in March 2010.

Compensation of Directors

First California’s non-employee directors are paid for attendance at Board meetings at the rate of $18,000 per year. In addition, the Chairman of the Board receives an additional $16,000 per year. The Company’s non-employee directors are paid for attendance at Audit Committee, Loan Committee, Balance Sheet Committee and Compensation Committee meetings at the rate of $7,000 per year for each respective committee. The Chairman of the Audit Committee receives an additional $7,000 per year and the Chairs of the other Board committees receive an additional $5,000 per year. The designated financial expert on the Audit Committee receives an additional $2,000 per year. In addition, non-employee directors may be eligible to receive approximately $15,000 of restricted stock per year that vests over three years in three equal annual installments. No award of restricted stock occurred in 2010 because the Company did not achieve the net profit target for 2009.

In July 2006, First California Bank entered into split-dollar life insurance agreements with Richard Aldridge and John Birchfield in connection with which First California Bank purchased life insurance policies for such directors. Pursuant to the terms of those agreements, First California Bank owns the life insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Under the plan, a beneficiary designated by the director is entitled to receive $250,000 of the total proceeds upon the director’s death, with First California Bank entitled to the balance. In 2009, no additional discretionary compensation was awarded to any non-employee director.

The following table sets forth information concerning the compensation paid by First California during 2009 to each of its non-employee directors.

Name(1)	Fees Earned or Paid in Cash($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Richard Aldridge	$34,500	$15,012	$0	$803	$50,315
Donald E. Benson	$37,000	$15,012	$0	$0	$52,012
John W. Birchfield	$46,000	$15,012	$0	$355	$61,367
Joseph N. Cohen	$44,000	$15,012	$0	$0	$59,012
Robert E. Gipson	$41,000	$15,012	$0	$0	$56,012
W. Douglas Hile	$26,000	$15,012	$0	$0	$41,012
Antoinette T. Hubenette, M.D.	$44,000	$15,012	$0	$0	$59,012
Syble R. Roberts	$39,000	$15,012	$0	$0	$54,012
Sung Won Sohn, Ph.D.	$4,167	$0	$7,844	$0	$12,011
Thomas Tignino	$41,000	$15,012	$0	$0	$56,012

(1)	C. G. Kum did not receive any additional compensation for his service as a director during 2009.

(2)	The amounts shown in this column represent the grant date fair value of restricted stock awards earned in respect of 2008 and issued during 2009. The number of restricted shares outstanding as of December 31, 2009 held by each director, except Directors Hile and Sohn, is 4,221. Directors Hile and Sohn own no restricted stock as of December 31, 2009. Restricted stock granted to non-employee directors vests in three equal annual installments.

(3)	The only stock options awarded to non-employee directors in 2009 was 5,000 options to Director Sohn upon his appointment to the Board. The number of options outstanding as of December 31, 2009 held by each director is: 17,009 (Aldridge), 0 (Benson), 17,009 (Birchfield), 2,500 (Cohen), 2,500 (Gipson), 0 (Hile), 2,500 (Hubenette), 17,009 (Roberts), 5,000 (Sohn) and 0 (Tignino).

(4)	The amounts in this column reflect the economic value attributed to directors Aldridge and Birchfield of the life insurance benefit to such directors in 2009 with respect to life insurance policies owned by the Company.

Certain Relationships and Related Transactions

There are no existing or proposed material transactions between the Company and any of our directors, executive officers or beneficial owners of 5% or more of our Common Stock, or the immediate family or associates of any of the foregoing persons exceeding $120,000 between January 1, 2008 and December 31, 2009, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, us in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. In our opinion, all loans and commitments to lend since January 1, 2008 were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 2009, deposits of related parties held by the Company amounted to approximately $100,000. As of December 31, 2009, there was one extension of credit to our directors, officers or principal shareholders, or their associates. The balance of this extension of credit was $1,907 at December 31, 2009.

INDEPENDENT PUBLIC ACCOUNTANTS

First California engaged the independent registered public accounting firm of Moss Adams LLP as our principal accountant to audit our financial statements for the years ended December 31, 2008 and 2009.

Audit Fees

The following table sets forth the fees for professional services billed to the Company by Moss Adams LLP and for the periods indicated:

	2008	2009
Audit Fees(1)	$390,000	$431,000
Audit-Related Fees(2)	0	273,000
Tax Fees(3)	29,400	25,000
All Other Fees	0	0

(1)	For professional services rendered for the audits of our consolidated financial statements and reviews of interim financial statements included in the Company’s Forms 10-Q. These fees include the audit of internal controls over financial reporting.

(2)	For certain review of registration statements filed with the SEC, and the issuance of consents and comfort letters.

(3)	For corporate tax compliance, planning and advisory services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

It is the policy of the Audit Committee of First California to pre-approve all services rendered by the independent auditors. All of the services rendered by Moss Adams LLP in 2009 were pre-approved by the Audit Committee.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board of Directors or any individual director should write to: Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. The letter should indicate that you are a stockholder of First California Financial Group, Inc., and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Corporate Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about First California Financial Group, Inc. or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any stockholder who desires to submit a proposal for inclusion in the proxy materials for the 2011 Annual Meeting of Stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before December 31, 2010. Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act. Please address your proposals to: Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the Company’s principal executive offices not later than February 25, 2011. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Company’s Bylaws, not earlier than January 26, 2011, and not later than February 25, 2011. Article I, Section 1.11 of the Company’s Bylaws governs submission of matters for presentation at stockholder meetings.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of First California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules thereto, to any stockholder who so requests by writing to Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 2010

This proxy statement, the proxy card, the Notice of Annual Meeting of Stockholders, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and directions to the location of the Annual Meeting are available to you on our website at www.fcalgroup.com.

By order of the Board of Directors

Joseph N. Cohen Corporate Secretary

Dated: April 30, 2010

PROXY

FIRST CALIFORNIA FINANCIAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2010 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints John W. Birchfield and Thomas Tignino, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FIRST CALIFORNIA FINANCIAL GROUP, INC. that the undersigned stockholder is entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, PDT on May 26, 2010, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361, and any adjournments or postponements thereof.

PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL PROPOSALS

1. Elect the following nine (9) nominees as directors: Richard D. Aldridge, Donald E. Benson, John W. Birchfield, Joseph N. Cohen, Robert E. Gipson, Antoinette T. Hubenette, M.D., C. G. Kum, Sung Won Sohn, Ph.D. and Thomas Tignino.

☐ FOR	☐ WITHHOLD

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee).

2. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To approve a non-binding advisory proposal on the Company’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Upon such other matters as may properly come before the Meeting or any adjournments thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT.

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:
Signature

I/we plan to attend the Meeting.
Yes ☐ No ☐	Signature if held jointly

Unless otherwise directed, this proxy will be voted “FOR” all nine nominees as directors, “FOR” proposals 2 through 3 and in the discretion of the proxies on all other matters properly brought before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2010. The Notice of Annual Meeting of Stockholders, the Proxy Statement, this Proxy Card, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and directions to the location of the Annual Meeting are available to you on our website at www.fcalgroup.com.

PLEASE DATE, SIGN AND RETURN PROMPTLY